August 2, 2006

Mr. T. Scott Worthington
255 Consumers Road, Suite 500
Toronto, Ontario
M2J 1R4

Dear Scott

The board, hereby, confirms that Wave Wireless Corporation will honor the terms of your contract, as amended, that was entered into between yourself and WaveRider Communications Inc.

In recognition of the current situation with the company and the demands of the interim management, however, the board has approved paying you a monthly amount of $30,000 Cdn. It is understood, however, that if at any time in the future, your employment with Wave Wireless should be terminated and severance, as defined in your contract, as amended, is deemed payable, the severance amount will be reduced by any amounts paid during this interim period in excess of your base salary. The board will review the situation in three months to determine if the incremental payments remain warranted and will determine, at its sole discretion, whether to maintain the incremental payments.

In addition, the board confirms that the annual executive bonus plan remains in place with targets set based on the current plan of the Company, as approved by the board.

The board is committed to working with you and your team as we move ahead. Please sign and return a copy of this letter as your acceptance of the terms as stated.

Yours truly,

/s/ Daniel Rumsey

Daniel Rumsey
Chairman

ACCEPTED

/s/ T. Scott Worthington      August 2, 2006
T. Scott Worthington Date